EXHIBIT 99.(d)(1)(ii)

EXHIBIT (D)(1)(II)

                   AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

       AMENDMENT made as of September 1, 2004 to the Investment Advisory Agreement made as of the 1st day of July, 1996, as amended (the "Agreement") between Travelers Asset Management International Company LLC ("TAMIC") (successor to Travelers Asset Management International Corporation) and Capital Appreciation Fund (the "Trust").

                                   WITNESSETH:

       WHEREAS, TAMIC and the Trust have entered into the Agreement;

       WHEREAS, TAMIC and the Trust desire to amend the Agreement to change the investment advisory fee;

       NOW THEREFORE, in consideration of the mutual promises set forth below, TAMIC and the Trust hereby agree to amend paragraph 5 of the Agreement to read as follows:

       5. For the services rendered hereunder, the Trust will pay TAMIC an amount equivalent on an annual basis to the following:

-------------------------- -------------------- --------------------------------
                                                Aggregate Net Asset Value
Annual Management Fee                           of the Portfolio
-------------------------- -------------------- --------------------------------
0.700%                     of the first         $1,500,000,000
-------------------------- -------------------- --------------------------------
0.650%                     of amounts over      $1,500,000,000
-------------------------- -------------------- --------------------------------

-------------------------- -------------------- --------------------------------

       The fees will be paid on the average daily net assets of the Trust, such fees to be deducted on each valuation date.

       IN WITNESS WHEREOF, this Amendment to the Agreement has been executed by a duly authorized representative of each of the parties hereto as of the date of the Amendment first set forth above.

                            Travelers Asset Management International Company LLC

                            By: /s/ David Tyson
                            -------------------
                            Capital Appreciation Fund
                            By: /s/  Kathleen A. McGah
                            --------------------------